UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): November 19, 2007

Familymeds Group, Inc.
(Exact name of registrant as specified in its charter)

STATE OF NEVADA	1-15445	34-1755390
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

312 Farmington Avenue
Farmington, CT 06032-1968
(Address of principal executive offices)

Registrant’s telephone number, including area code: (860) 676-1222

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

As previously disclosed, Familymeds Group, Inc., a Nevada corporation (the “Company”), is operating under a plan of complete liquidation and dissolution adopted by its shareholders on March 30, 2007 (the “Plan”), and consistent with such Plan has sold substantially all of its assets, filed articles of dissolution with the State of Nevada and closed its stock transfer books. The Company has 6,962,171 issued and outstanding shares of common stock.

Currently, the Company continues to attempt to sell its remaining assets, including one retail pharmacy located in Connecticut, one long term care pharmacy located in Massachusetts, the internet business known as www.familymeds.com and two specialty retail nutrition/cosmetic stores, all of which the Company continues to operate. To date, the Company has been unable to secure a buyer for these remaining assets despite continuing efforts. The original forecasted value of these assets ranged from $1.5 million to $2.0 million in cash to the Company, plus the assumption by the buyers of those assets of certain lease liabilities relating thereto totaling approximately $1.3. Based on the difficulty it has encountered in selling these assets, the Company cannot predict when the assets will be sold and whether it will be able to sell those assets at the original estimated value or whether it will be able to secure a third party to assume such lease obligations. The Company intends to continue to market these assets to third parties but is also holding informal discussions with certain members of management that have indicated an interest in buying these assets and assuming such lease obligations.

The Company is also continuing to collect on its outstanding accounts receivable. The collections of these receivables has been slower than originally expected. Currently, based upon its difficulty in collecting on such receivables, the Company does not believe it will be able to collect all of such receivables. While it can make no assurances as to the exact amount of the total receivables the Company will need to write off, the Company currently estimates such write offs to approximate $500,000 greater than originally estimated.

Further, since announcing the Plan, certain vendors, landlords and outside parties have made claims against the Company for alleged liabilities totaling approximately $400,000, for which the Company had not previously reserved. The Company does not believe it owes all the amounts claimed but cannot predict if it will need to settle any claims rightfully owed.

All of the forgoing factors are expected to result in (a) delays in finalizing the Plan and (b) lower than previously-estimated amounts being distributed to shareholders in connection with the Plan, unless the Company is successful in selling its remaining assets at a greater value or recovering greater value through the reduction of its estimated liabilities, of which there can be no assurances. Management currently does not believe it can quantify the aggregate impact of these factors on the amount of the distribution to shareholders. The Company expects to make another distribution to shareholders before the end of the fourth quarter of 2007, but the amount of such distribution has not yet been determined and depends significantly on the timing of the recovery of assets and the settlement and/or payment of liabilities.

The Company anticipates filing its Form 10-Q for quarter ending June 30, 2007 in the next 10 to 15 days.

The amount and timing of any distribution to shareholders in connection with the Plan is subject to various risks and uncertainties, including those contained in the Company’s Form 10-K, as amended, for the year ended December 30, 2006. This Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including with regard to the:

•	expected closing and timing of the closing of the Company’ anticipated asset sales and liquidation;

•	expected cash to be received from the asset sales and cash to be disbursed to settle its obligations and liabilities, both known and unknown; and

•	expected cash distributions to shareholders and the timing of those distributions.

Forward-looking statements are those that are not historical in nature, particularly those that use terminology such as may, could, will, should, likely, expects, anticipates, contemplates, estimates, believes, plans, projected, predicts, potential or continue or the negative of these or similar terms. The statements contained in this Form 8-K that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are subject to certain known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, but are not limited to, the following important factors with respect to the Company:

•	the satisfaction of conditions to complete the asset sales, regulatory approvals and third party consents;

•	the amount of the costs, fees and expenses related to the asset sales, interim operations, and subsequent liquidation and dissolution of the Company;

•	the uncertainty of general business and economic conditions;

•	the amount to be recovered for inventories and other assets and the amount collected from accounts receivable and the amount paid to settle our obligations and liabilities;

•	the loss of key personnel; and

•	other risk factors as further described in the Company’s Form 10-K, as amended, for the year ended December 30, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

FAMILYMEDS GROUP, INC.

By: /s/Edgardo A. Mercadante
Edgardo A. Mercadante, Chief Executive Officer, President and Chairman of the Board

Dated: November 19, 2007